Exhibit 99.2

Media Relations Contact:

Suzanne Keen

972-453-7875

suzanne.keen@dexmedia.com

Investor Relations Contact:

Cliff Wilson

972-453-6188

cliff.wilson@dexmedia.com

Dex Media announces new executive leadership

New team a mix of Dex talent and seasoned former Yellowbook execs

DALLAS, Nov. 4, 2014 - Dex Media, Inc. (NASDAQ:DXM), one of the largest national providers of social, local and mobile marketing solutions through direct relationships with local businesses, today announces the appointment of new executive leadership.

“My mandate from the board is to accelerate Dex Media’s transformation and move the company forward quickly,” President and CEO Joe Walsh said. “To accomplish this, I assembled a dream team combining talent from within the company as well as some long-time colleagues from the industry.”

Walsh said he aims to infuse Dex Media with the same kind of entrepreneurial energy that characterized his prior successes at Yellowbook, the dynamic local media company he led until 2011. Several new team members served under Walsh as they grew Yellowbook from a regional directory publisher to a national advertising and digital marketing solutions powerhouse with over $2 billion in revenue.

The new team includes:

•                  Mark Cairns, EVP Operations & Client Services

•                  Michael Dunn, Chief Technology Officer

•                  Ray Ferrell, General Counsel & Secretary

•                  Gordon Henry, Chief Marketing Officer

•                  Del Humenik, Chief Revenue Officer

•                  Paul Rouse, Chief Financial Officer & Treasurer

•                  Deb Ryan, EVP Human Resources & Employee Administration

•                  Gary Shaw, Chief Information Officer

All appointments are effective immediately, except for CFO. Rouse will become CFO effective Nov. 14, 2014 simultaneous with the resignation of the current CFO. To ensure a smooth transition of his responsibilities to Rouse, Dex Media and current CFO Samuel D. Jones have entered into a Consulting Services Agreement.

About Dex Media

Dex Media (DXM) is a full-service media company offering integrated marketing solutions that deliver measurable results. As the marketing department for more than 500,000 small and medium-sized businesses across the U.S., Dex Media helps them Get Found, Get Chosen and Get Talked About. The company’s widely used consumer services include the DexKnows.com® and Superpages.com® search portals and applications as well as local print directories. For more information, visit www.DexMedia.com.

About Executive Leadership:

Mark Cairns, executive vice president of operations and client services, was principle of Treales, LLC, a consulting company. Previously he served as head of operations for the U.S. and UK for Yell Group where he was responsible for all customer-facing, operational, fulfillment and manufacturing activities as well as incorporating facilities in India and Philippines. He also held the role as chief publishing officer for Yellowbook USA where he helped build the infrastructure enabling growth from $200 million to $2 billion while integrating more than 60 acquisitions, starting 200 new markets and developing new digital products.

Michael Dunn, chief technology officer, is responsible for managing the delivery and support of technology solutions that enable the online, mobile, print, and social network distribution of advertising for clients of Dex Media. He oversees the technology strategy, architecture, infrastructure, application engineering, and maintenance for all information systems within the enterprise. Dunn joined SuperMedia Inc. in 2010, after holding leadership positions at Level 3 Communications, Capgemini, Ernst & Young and Convergent Group.

Ray Ferrell, general counsel and secretary, provides legal services and advice regarding securities compliance, financing, board-related matters, M&A, operations, employment, corporate compliance, intellectual property, litigation, and public policy. Ferrell maintains particular focus on digital issues, and works with his business partners to enhance and create high-performance digital products and services for advertisers and consumers. Prior to Dex Media, he was senior counsel — vice president in the American Express General Counsel’s office for more than eight years. Before joining Amex, he worked in private practice in New York City and New Jersey, specializing in corporate securities, technology and e-commerce law, and commercial card work.

Gordon Henry, chief marketing officer, joined Dex Media from Walsh Partners, where he served as a senior advisor. Prior to his tenure at Walsh Partners, Gordon was vice president and general manager at Deluxe Corp where he led the company’s transformation to a provider of Internet marketing services for SMBs. Previously he was chief marketing officer for Yellowbook, where he managed print and online products for the company’s 700,000 advertisers and 5,000-member sales force. Gordon was credited with building the company’s brand into a household name. During his tenure,

Yellowbook grew from $500 million in revenues to $2 billion and their online revenue grew from under $10 million to nearly $250 million.

Del Humenik is chief revenue officer. Before assuming his current role, Humenik served as chief operating officer as well as executive vice president of sales and marketing for Dex Media and executive vice president of sales for SuperMedia Inc. from November 2010. Previously he was senior vice president of sales and marketing for Paychex Inc. While there, he led a team of approximately 2,000 people in the sales, marketing, and business development organizations.

Paul Rouse, chief financial officer, joined Dex Media from Apple and Eve, LLC, where he served as the chief financial officer for one of the largest privately held juice companies in the United States. His work at Apple and Eve led to a doubling of its enterprise value in two years, ending in the successful sale of the company to Lassonde Industries, a Canadian public company. Before joining Apple and Eve, Paul was the vice president of finance, corporate and business development, and treasurer of Yellowbook, Inc.

Deb Ryan, executive vice president of human resources and employee administration, is responsible for compensation and benefits, employee development, labor relations, payroll administration, employee relations, staffing, and vendor management. She previously served as executive vice president - human resources and employee administration of SuperMedia Inc. from April 2012. Before joining SuperMedia, she served as VP - franchise development for Dex One Corporation from 2009 to 2011, VP - human resources - sales and from 2006 to 2009, and VP - human resources from 2002 to 2006 at R.H. Donnelley, responsible for the company’s human resources function.

Gary Shaw, chief information officer, was formerly a principal with Houstonian Partners, LLC, focused on investment and advisory services. Prior to joining Houstonian Partners, LLC, Gary was the global chief information officer at Hibu, formerly Yell Group and parent to Yellowbook in the United States. Gary was responsible for Yell/Hibu technology and business transformation for eight countries, more than 1,300 employees and a global budget of more than $240 million. During his time at Yellowbook, Gary also led the integration of more than 70 acquisitions to a single platform and served as executive vice president of operations.